Exhibit 5.1

March 8, 2018

Becton, Dickinson and Company
1 Becton Drive
Franklin Lakes, NJ 07417-1880

Ladies and Gentlemen:

I am Senior Vice President, Corporate Secretary and Associate General Counsel of Becton, Dickinson and Company, a New Jersey corporation (the “Company”), and have been requested to furnish this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to (i) $432,218,000 aggregate principal amount of its 4.400% Notes due 2021 (the “4.400% Exchange Notes”), (ii) $9,225,000 aggregate principal amount of its 3.000% Notes due 2026 (the “3.000% Exchange Notes”) and (iii) $137,032,000 aggregate principal amount of its 6.700% Notes due 2026 (the “6.700% Exchange Notes” and, collectively with the 4.400% Exchange Notes and 3.000% Exchange Notes, the “Exchange Notes”) to be issued under the Indenture, dated as of March 1, 1997 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (successor to JP Morgan Chase Bank), as trustee (the “Trustee”).

The Exchange Notes are to be issued and sold pursuant to the Registration Statement and the registration rights agreement (the “Registration Rights Agreement”), dated as of December 29, 2017, between the Company and Citigroup Global Markets Inc.

In connection with the furnishing of this opinion, I have examined (a) copies of the Registration Statement and of the Prospectus, (b) a copy of the Indenture, (c) a copy of the Registration Rights Agreement and (d) copies of the Exchange Notes.

I also have examined such corporate records of the Company, such agreements and instruments, such certificates of public officials, such certificates of other officers of the Company and other persons, such questions of law and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

In such examination, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, I am of the opinion that:

(i)
The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey, with power and authority (corporate and other) to own its properties and conduct its business as described in the Registration Statement.

(ii)	The Registration Rights Agreement, the Indenture and the Exchange Notes have been duly authorized, executed and delivered by the Company.

(iii)
The issue and sale of the Exchange Notes and the compliance by the Company with all of the provisions of the Exchange Notes and the Indenture, and the consummation of the transactions therein contemplated, will not conflict with or result in a breach or violation of any statute or any order, rule or regulation known to me of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties.

I am a member of the Bar of the State of New Jersey. The foregoing opinion is limited to the laws of the State of New Jersey and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In addition, I consent to the reference to me under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,

/s/ Gary DeFazio
Gary DeFazio
Senior Vice President, Corporate Secretary and Associate General Counsel